SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: August 14, 2007 (Date of earliest event reported)
Commission File No.: 0-25969
RADIO ONE, INC.
(Exact name of Company as specified in its charter)

Delaware	52-1166660
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
5900 Princess Garden Parkway,
7th Floor
Lanham, Maryland 20706
(Address of principal executive offices)
(301) 306-1111
Company’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. Results of Operations and Financial Condition.
On August 2, 2007, Radio One, Inc. (the “Company”) issued a press announcing the results of operations for the three and six months ended June 30, 2007, a copy of which was furnished on Form 8-K on August 2, 2007 (the “Form 8-K”). The Company is amending the Form 8-K to correct the amounts of Equity in Loss of Affiliated Company and Benefit for Income Taxes in Results of Operations and Total Assets, Total Liabilities and Total Stockholders’ Equity in its Selected Balance Sheet Data. After correcting these amounts, the Company’s Net Loss for the three months ended June 30, 2007 decreased $1.3 million from the $7.6 million previously reported in the press release to $6.3 million, and the Company’s Net Loss for the six months ended June 30, 2007 decreased $1.4 million from $6.9 million to $5.5 million. This correction impacts only the referenced accounts and balance sheet categories and has no impact on cash, operating cash flow or station operating income.
The change in the Loss in Affiliated Company was related to further research of the accounting requirements under our hypothetical liquidation at book value approach as our allocable share of our affiliated company’s losses increased due to the composition of it’s capital structure. The increased Benefit for Income Taxes was the result of further clarification of the accounting for Section 162(m) based on the amended proxy disclosure rules, the impact of the change in Equity in Loss of Affiliated Company and a modification of our annual effective income tax rate.
A copy of the press release reporting the revised results is attached as Exhibit 99.1 to this Form 8-K/A.
ITEM 9.01. Financial Statements and Exhibits.
(c) Exhibits

Exhibit Number	Description

99.1	Press release dated August 14, 2007: Radio One, Inc. Adjusts Second Quarter Results Upwards.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Scott R. Royster
August 14, 2007	Scott R. Royster
Executive Vice President and Chief Financial Officer